Exhibit 99.1

Contact:	Ron Parham
Director of Investor Relations
Columbia Sportswear Company
(503) 985-4584
COLUMBIA SPORTSWEAR COMPANY REPORTS
RECORD FOURTH QUARTER AND FISCAL YEAR 2007 RESULTS
Highlights:
•	Fourth quarter net sales increased 4 percent to $376.7 million, a fourth quarter record, compared to net sales of $361.8 million for the fourth quarter of 2006.

•	Record fourth quarter net income of $45.7 million included a tax benefit of $0.14 per diluted share, related to the favorable conclusion of certain European tax examinations.

•	Fourth quarter diluted earnings per share were $1.26, also a fourth quarter record, compared to $1.06 for the fourth quarter of 2006.

•	Fiscal 2007 net sales totaled $1.36 billion, up 5 percent over 2006.

•	Fiscal 2007 income from operations totaled $199.1 million, or 14.7 percent of net sales, compared to $179.8 million, or 14.0 percent of net sales in fiscal 2006.

•	Fiscal 2007 diluted earnings per share were $3.96, compared to $3.36 in 2006.

•	Columbia’s board of directors approved a dividend of $0.16 per share, payable on March 6, 2008 to shareholders of record on February 21, 2008.

•	Columbia revised its expectations downward for first quarter 2008 net sales to approximately a 2 percent decline from first quarter 2007 and first quarter 2008 diluted earnings per share of approximately $0.51.
PORTLAND, Ore. —January 31, 2008— Columbia Sportswear Company (NASDAQ: COLM), a global leader in the active outdoor apparel and footwear industries, today announced net sales of $376.7 million for the quarter ended December 31, 2007, an increase of 4 percent compared to net sales of $361.8 million for the same period of 2006.
Fourth quarter income from operations totaled $56.8 million, or 15.1 percent of net sales, compared to income from operations of $55.3 million, or 15.3 percent of net sales, in the fourth quarter of 2006.
Net income for the fourth quarter was $45.7 million, or $1.26 per diluted share, a 19 percent increase compared to net income of $38.4 million, or $1.06 per diluted share, for the same period of 2006. The company’s consolidated fourth quarter tax rate was 22.0 percent compared to 31.6 percent for the same period of 2006. The lower tax rate was due to the combined benefits of a favorable conclusion to certain European tax examinations and the geographic mix of taxable income, resulting in an incremental $0.19 earnings per diluted share in the fourth quarter.
(NOTE: During the fourth quarter, the company recast its geographical net sales reporting to better reflect its internal management and oversight structure. Net sales to international distributors, previously grouped with Japan and Korea as part of “Other International,” have been regrouped into the new Europe, Middle East & Africa (EMEA) region or Latin America & Asia Pacific (LAAP) region depending upon the markets in which each distributor operates. Previously reported quarterly geographical net sales information for fiscal years 2007, 2006 and 2005 has been reclassified to reflect this change and can be found in the “Quarterly Geographical Net Sales - Reclassified” table below. This table is also available on-line as part of the fourth quarter press release posted at www.columbia.com/who/investor_relations/press_releases.aspx.)
Fourth quarter 2007 U.S. net sales decreased 1 percent, to $210.4 million, compared with fourth quarter 2006. Compared with the fourth quarter of 2006, fourth quarter 2007 net sales in the company’s Europe, Middle-East & Africa region (EMEA – which includes Europe-direct and regional distributors) increased 2 percent to $76.0 million; net sales in the company’s Latin America & Asia Pacific region (LAAP – which includes Japan, Korea and regional distributors) increased 26 percent to $59.7 million; and Canada net sales increased 10 percent to $30.6 million. Changes in foreign currency exchange rates compared with the fourth quarter of 2006 contributed 3 percentage points of consolidated net sales growth, 8 percentage points in EMEA net sales growth, 3 percentage points in LAAP net sales growth and 14 percentage points in Canada net sales growth (see “Geographical Net Sales” table below).
For the fourth quarter of 2007, outerwear net sales increased 1 percent to $182.2 million, sportswear net sales increased 7 percent to $116.2 million, footwear net sales increased 7 percent to $60.6 million, and accessories and equipment net sales increased 7 percent to $17.7 million compared to the fourth quarter of 2006 (see “Categorical Net Sales” table below).
Fourth quarter 2007 Columbia brand net sales increased 6 percent to $330.0 million, Mountain Hardwear net sales increased 15 percent to $23.9 million, Sorel net sales increased 3 percent to $19.8 million, Montrail net sales decreased 23 percent to $1.7 million and Pacific Trail decreased 85 percent to $1.3 million, compared to the fourth quarter of 2006. (see “Brand Net Sales” table below).
Tim Boyle, Columbia’s president and chief executive officer, commented, “We’re pleased with our fourth quarter operating performance against an increasingly challenging retail and economic backdrop. Fourth quarter operating margins remained comparable to last year’s fourth quarter, and for the full year we achieved improved operating margins of 14.7 percent compared to 14.0 percent in 2006.”
“In 2008, we’ll continue implementing the strategic initiatives we introduced last year. We’ve taken steps to strengthen our European management team in an effort to return that region to growth and improved profitability as quickly as possible. Our initiative to expand the company’s direct-to-consumer retail operations to enhance our wholesale distribution and better manage channel inventories is off to a good start, with plans to open additional new outlets and first-line retail stores in 2008. This Spring we’ll launch integrated marketing initiatives to better communicate to retailers and consumers the performance propositions of our OMNI-SHADE™ and TECHLITE™ technology platforms and to drive sell-through of our products. The expanded retail initiative, coupled with our planned increases in marketing and advertising, may preclude us from achieving operating margin leverage in 2008; however, we expect these initiatives will strengthen our brands and will be accretive to earnings in the long-term.”
Mr. Boyle concluded, “As 2008 gets underway, we are acutely aware of the economic uncertainties surrounding the broad consumer sector. However, our nearly 70 years of experience tells us that tough economic conditions don’t damage strong brands that are supported by strong balance sheets and founded on healthy retail relationships. Tough economic conditions offer strong brands the opportunity to reinforce and expand emotional ties with customers and consumers who are seeking real value and who tend to lean more heavily on the brands they’ve come to trust. We intend to continue to earn the trust of our customers, our consumers and our investors by focusing on the executional challenges that we’ve set for ourselves in 2008. Columbia’s strong customer relationships, strong brand portfolio and solid balance sheet provide a great foundation from which to invest for future growth.”
Fiscal 2007 Results
For 2007, the Company achieved record net sales of $1,356.0 million, an increase of 5 percent over net sales of $1,287.7 million for 2006.
2007 income from operations increased to $199.1 million and 14.7 percent of net sales, compared to income from operations of $179.8 million, or 14.0 percent of net sales, in 2006. These improved operating margins were also consistent with the company’s previously stated goals for the year.
Net income for 2007 totaled a record $144.5 million, or $3.96 per diluted share, a 17 percent increase compared to net income of $123.0 million, or $3.36 per diluted share, for 2006.
2007 U.S. net sales increased 2 percent, to $767.2 million, compared with 2006; EMEA net sales increased 5 percent to $287.0 million; LAAP net sales increased 23 percent to $175.7 million; and Canada net sales increased 5 percent to $126.1 million. Changes in foreign currency exchange rates compared with 2006 contributed 2 percentage points of consolidated net sales growth, 6 percentage points in EMEA net sales growth, 1 percentage point in LAAP net sales growth and 5 percentage points in Canada net sales growth. (see “Geographical Net Sales” table below).
Compared with 2006, fiscal year 2007 outerwear net sales were level at $497.6 million, sportswear net sales increased 11 percent to $565.6 million, footwear net sales increased 4 percent to $227.4 million, and equipment and accessories net sales increased 5 percent to $65.4 million. (see “Categorical Net Sales” table below).
2007 Columbia brand net sales increased 7 percent to $1.2 billion, Mountain Hardwear net sales increased 12 percent to $82.6 million, Sorel net sales were level at $45.6 million, Montrail net sales decreased 9 percent to $12.7 million and Pacific Trail net sales decreased 83 percent to $3.9 million, compared with 2006. (see “Brand Net Sales” table below).
Dividend and Share Repurchase
The Company announced today that the board of directors have approved a dividend of $0.16 per share, payable on March 6, 2008 to shareholders of record on February 21, 2008. During the fourth quarter, the Company repurchased approximately 319,000 shares of common stock at an aggregate purchase price of $14.5 million. The Company has repurchased a total of approximately 6.6 million shares at an aggregate purchase price of $316.1 million of the $400 million authorized since the inception of the stock repurchase program in 2004.
Guidance
The company currently expects consolidated 2008 first quarter net sales to decrease approximately 2 percent compared with consolidated net sales of $289.6 million in last year’s comparable period. The company expects first quarter diluted earnings per share of approximately $0.51, compared to last year’s first quarter earnings per diluted share of $0.71. Spring product sales have historically accounted for a minority of the company’s full year business, making it difficult to project full year revenue and profitability levels until the company has more visibility into the fall 2008 season. In keeping with its standard practice, the company will announce first quarter 2008 results in late April and will also announce fall 2008 backlog and give net sales and earnings guidance for the full year at that time. All projections related to anticipated future results are forward-looking in nature and are based on backlog and forecasts, which may change, perhaps significantly.
The company will host a conference call on Thursday, January 31, 2008 at 5:00 p.m. EST to discuss fourth quarter and full year 2007 results, geographic and merchandise category performance, and future growth opportunities. To participate, please dial 800-851-3059 in the United States (outside the United States, please dial 706-679-8430), passcode 30434389. The call will also be webcast live on the investor information section of the Company’s website at www.columbia.com, where it will remain available until Thursday, February 21, 2008.
Founded in 1938 in Portland, Oregon, Columbia Sportswear Company is a global leader in the design, sourcing, marketing and distribution of active outdoor apparel and footwear. As one of the largest outerwear manufacturers in the world and a leading seller of skiwear in the United States, the Company has developed an international reputation for quality, performance, functionality and value. The Company manages a portfolio of outdoor brands including Columbia Sportswear, Mountain Hardwear, Sorel, Montrail and Pacific Trail. To learn more about Columbia, please visit the Company’s website at www.columbia.com.
This press release contains forward-looking statements, including Mr. Boyle’s statement regarding anticipated revenues and earnings for the first quarter of 2008, growth in future periods, and expected marketing, product, brand and retail initiatives, and the information contained in the paragraph above entitled “Guidance.” Actual results could differ materially from those projected in these and other forward-looking statements as a result of a number of risks and uncertainties, including those set forth in this press release, those described in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, under the heading “Risk Factors,” and other risks and uncertainties that have been or may be described from time to time in other reports filed by the Company, including reports on Form 8-K, Form 10-Q, and Form 10-K. Risk factors that may affect our future revenues, earnings and performance include unfavorable economic conditions generally and weakness in consumer confidence; our ability to successfully execute our retail initiatives; international risks, including changes in quotas and tariffs or other duties, political instability in foreign markets, exchange rate fluctuations, and trade disruptions; changes in governmental regulations and adverse conclusions of governmental audits; our ability to attract and retain key employees; the financial health of our customers; our ability to effectively deliver our products to customers in a timely manner; our reliance on product acceptance by consumers; the effects of unseasonable weather (including, for example, warm weather in the winter and cold weather in the spring, which affects demand for the Company’s products); our ability to manage acquired businesses; our dependence on independent manufacturers and suppliers; the effectiveness of our sales and marketing efforts; intense competition in the industry (which we expect to increase); business disruptions and acts of terrorism or military activities around the globe; the effective implementation and expansion of our distribution facilities; the operations of our computer systems and third party computer systems; and our ability to establish and protect our intellectual property.  Although forward-looking statements help provide complete information about the Company, please keep in mind that forward-looking statements are inherently less reliable than historical information.  We do not undertake any duty to update any of the forward-looking statements after the date of this release to conform them to actual results or to changes in our expectations.

COLUMBIA SPORTSWEAR COMPANY
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,
	2007	2006
Current Assets:
Cash and cash equivalents	$191,950	$64,880
Short-term investments	81,598	155,170
Accounts receivable, net	300,506	285,858
Inventories, net	265,874	212,323
Deferred income taxes	31,169	26,740
Prepaid expenses and other current assets	14,567	12,713

Total current assets	885,664	757,684

Property, plant and equipment, net	210,450	199,426
Intangibles and other assets	70,367	70,179

Total assets	$1,166,481	$1,027,289

Current Liabilities:
Notes payable	$—	$3,540
Accounts payable	95,412	88,107
Accrued liabilities	63,498	65,327
Income taxes payable	7,436	31,523
Current portion of long-term debt	185	159

Total current liabilities	166,531	188,656

Long-term debt and other liabilities	20,861	136
Deferred income taxes	8,968	7,794
Shareholders’ equity	970,121	830,703

Total liabilities and shareholders’ equity	$1,166,481	$1,027,289

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Net sales	$376,758	$361,768	$1,356,039	$1,287,672
Cost of sales	217,811	212,022	776,288	746,617

Gross profit	158,947	149,746	579,751	541,055
	42.2%	41.4%	42.8%	42.0%

Selling, general, and administrative expense	103,989	96,577	385,769	366,768
Net licensing income	(1,851)	(2,136)	(5,157)	(5,486)

Income from operations	56,809	55,305	199,139	179,773

Interest (income) expense, net	(1,837)	(822)	(8,888)	(5,562)

Income before income tax	58,646	56,127	208,027	185,335

Income tax expense	12,926	17,740	63,575	62,317

Net income	$45,720	$38,387	$144,452	$123,018

Net income per share:
Basic	$1.27	$1.07	$4.00	$3.39
Diluted	1.26	1.06	3.96	3.36
Weighted average shares outstanding:
Basic	35,957	35,883	36,106	36,245
Diluted	36,171	36,301	36,434	36,644

COLUMBIA SPORTSWEAR COMPANY
(In millions, except percentage changes)
(Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2007	2006	% Change	2007	2006	% Change
Geographical Net Sales to Unrelated Entities:

United States	210.4	212.4	(1)%	767.2	752.0	2%
Europe, Middle East, & Africa	76.0	74.2	2%	287.0	272.6	5%
Latin America & Asia Pacific	59.7	47.5	26%	175.7	142.9	23%
Canada	30.6	27.7	10%	126.1	120.2	5%

Total	376.7	361.8	4%	1,356.0	1,287.7	5%

Categorical Net Sales to Unrelated Entities:

Outerwear	182.2	180.3	1%	497.6	496.5	—
Sportswear	116.2	108.5	7%	565.6	509.1	11%
Footwear	60.6	56.4	7%	227.4	219.7	4%
Accessories & Equipment	17.7	16.6	7%	65.4	62.4	5%

Total	376.7	361.8	4%	1,356.0	1,287.7	5%

Brand Net Sales to Unrelated Entities:

Columbia	330.0	311.1	6%	1,211.2	1,131.9	7%
Sorel	19.8	19.2	3%	45.6	45.8	—
Mountain Hardwear	23.9	20.7	15%	82.6	73.6	12%
Montrail	1.7	2.2	(23)%	12.7	14.0	(9)%
Pacific Trail	1.3	8.6	(85)%	3.9	22.4	(83)%

Total	376.7	361.8	4%	1,356.0	1,287.7	5%

COLUMBIA SPORTSWEAR COMPANY
Quarterly Geographic Net Sales — Reclassified
(In millions)
(Unaudited)
(See NOTE below)

	FISCAL YEAR 2007
	Q1	Q2	Q3	Q4	2007
Geographical Net Sales to Unrelated Entities:

United States	155.5	117.1	284.2	210.4	767.2
Europe, Middle East, & Africa	67.6	56.2	87.2	76.0	287.0
Latin America & Asia Pacific	40.7	33.4	41.9	59.7	175.7
Canada	25.8	11.9	57.8	30.6	126.1

Total	289.6	218.6	471.1	376.7	1,356.0

	FISCAL YEAR 2006
	Q1	Q2	Q3	Q4	2006
Geographical Net Sales to Unrelated Entities:

United States	144.4	118.9	276.3	212.4	752.0
Europe, Middle East, & Africa	57.3	51.4	89.7	74.2	272.6
Latin America & Asia Pacific	32.1	28.8	34.5	47.5	142.9
Canada	26.4	12.5	53.6	27.7	120.2

Total	260.2	211.6	454.1	361.8	1,287.7

	FISCAL YEAR 2005
	Q1	Q2	Q3	Q4	2005
Geographical Net Sales to Unrelated Entities:

United States	136.3	110.3	244.9	185.4	676.9
Europe, Middle East, & Africa	55.2	43.3	81.9	62.8	243.2
Latin America & Asia Pacific	28.3	22.9	30.4	39.3	120.9
Canada	25.9	9.7	52.6	26.6	114.8

Total	245.7	186.2	409.8	314.1	1,155.8

NOTE:	During 4Q 2007, the company recast its geographical net sales reporting to better reflect its internal management and oversight structure. Previously reported quarterly geographical net sales information for fiscal years 2007, 2006 and 2005 has been recast in the above schedule to reflect this change. This data is also available in downloadable format at the company’s web site at www.columbia.com/who/investor_relations/press_releases.aspx.
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